EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN SCIENCE AND ENGINEERING, INC.
REPORTS REVENUE AND INCOME FOR FOURTH QUARTER AND FISCAL YEAR 2008

AS&E’s Board of Directors Approves Stock Repurchase Program and Quarterly Dividend Plan for FY’09

BILLERICA, Mass. — May 13, 2008 — American Science and Engineering, Inc. (NASDAQ: ASEI) (AS&E®), today reported its financial results for the fourth quarter and fiscal year ended March 31, 2008. The Company reported revenues of $42,020,000 as compared with revenues of $45,919,000 for the fourth quarter of fiscal year 2007, net income of $2,789,000 as compared with net income of $5,790,000 for the fourth quarter of fiscal year 2007, and earnings per share of $0.30 as compared with earnings per share of $0.60 for the fourth quarter of fiscal year 2007. This represents an 8% decrease in revenues and a $0.30 decrease in earnings per share versus the fourth quarter of the prior fiscal year. This decline in earnings is primarily due to lower gross margins attributable to product mix and an 85% increase in research and development expense.

For fiscal year 2008, the Company reported revenues of $166,733,000 as compared with revenues of $153,186,000 for the prior fiscal year. The Company reported net income of $17,478,000 and earnings per share of $1.87 for the fiscal year 2008, as compared with net income of $24,610,000 and earnings per share of $2.38 for the prior fiscal year. This represents a 9% increase in revenues, and a $0.51 decrease in earnings per share when compared to the prior fiscal year. This decline in earnings is due primarily to lower gross margins attributable to product mix, a 71% increase in research and development expense, and a $0.12 per share charge related to the write-down of a note receivable and related interest the Company has deemed uncollectible.

“While we are not satisfied with the financial results for the year, we are encouraged that we achieved major strategic objectives to lay the ground work to improve results in fiscal year ‘09 and beyond,” said Anthony Fabiano, AS&E’s President and CEO. “Our expanded product mix and increased global pipeline has lead to more opportunities for our cargo and parcel business that will help to overcome some of the impact from funding uncertainties surrounding government procurements. Cargo and parcel revenues increased over 100% with a mix of both domestic and international sales. Service continues to be strong contributor to our top and bottom line with a 17% increase in revenue over last year.  While ZBV sales dropped overall for the year, we were able to add sixteen new ZBV international clients from the Middle East, Africa, APAC, Europe, and Latin America — contributing to the 43% increase in international sales as compared to the prior year.”

Fabiano continued, “As we continue to drive revenue increases across product lines, we have identified improvements to processes that will have a direct impact on profitability in the current fiscal year. Additionally, Research and Development was a high priority in fiscal year ‘08, allowing us to accelerate new products and technologies to market to take advantage of emerging global security requirements. We are committed to improving results by driving down operating costs through increased efficiencies and by focusing on a handful of strategic priorities that will accelerate growth and profitability. As always we will continue to remain focused on customer satisfaction, long range vision and commitment to increasing shareholder value.”

In accordance with the previously announced dividend program, the Company is declaring a quarterly cash dividend of $0.20 per share, payable on June 6, 2008 to the holders of record at the close of business on May 19, 2008.

At a recent meeting of the Board of Directors, the Stock Repurchase Program was once again approved, which authorizes the Company to repurchase up to an additional $35 million of shares of its common stock from time to time on the open market.  Repurchases under this program will be made from the Company’s existing cash balances and the shares will be returned to the status of authorized but unissued shares of common stock.

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To participate in the conference call, please follow these instructions:

As previously announced, Anthony Fabiano, President and CEO, and Ken Galaznik, CFO and Treasurer, will host the conference call today at 4:30 pm ET to discuss the results and respond to questions. To participate in the conference call, please dial 1-866-700-5192 at least 10 minutes prior to its starting time. For international participants, dial 1-617-213-8833.  Please tell the Operator the confirmation code: 71991531. You will be placed on hold until the conference call is ready to begin.

An audio replay of the teleconference will be available, in its entirety, starting Tuesday, May 13, 2008 at 6:30 p.m. ET for a 48-hour period by dialing 1-888-286-8010. Internationally, please dial 1-617-801-6888. The conference identification number is 33257576. The replay will also be available at www.as-e.com in the Investor Information section following the conference.

About AS&E®

American Science and Engineering, Inc. (AS&E) is the leading worldwide supplier of innovative X-ray inspection systems. With 50 years of experience in developing advanced X-ray security systems, the Company’s product line utilizes a combination of technologies, including patented Z Backscatter technology, Radioactive Threat Detection (RTD), high energy transmission and dual energy transmission X-ray. These technologies offer superior X-ray threat detection for plastic explosives, plastic weapons, liquid explosives, dirty bombs and nuclear devices. AS&E’s complete range of products include cargo inspection systems for port and border security, baggage screening systems for facility and aviation security, and personnel and passenger screening systems.

AS&E systems protect high-threat facilities and help combat terrorism and trade fraud, drug smuggling, weapon smuggling, and illegal immigration and people smuggling. AS&E customers include leading government agencies, border authorities, military bases, airports and corporations worldwide, including the U.S. Department of Homeland Security (DHS), U.S. Department of Defense (DoD), U.S. Customs and Border Protection (CBP), Royal Thai Police, HM Revenue & Customs (U.K.) and Hong Kong Customs. For more information on AS&E products and technologies, please visit www.as-e.com.

Contact:

Dana Harris	Laura Berman
Red Javelin Communications, Inc.	American Science and Engineering, Inc
978-440-8392	978-262-8713
dana@redjavelin.com	lberman@as-e.com

Safe Harbor Statement

The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products and other factors which may cause delays in production and delivery schedules; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; failure of any of our products to meet performance requirements or to continue to operate reliably because of unexpected design flaws or manufacturing defects, global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended		Fiscal Year Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007
Total net sales and contract revenues	$42,020	$45,919	$166,733	$153,186

Total cost of sales and contracts	28,933	28,344	106,983	86,647
Gross profit	13,087	17,575	59,750	66,539

Expenses:
Selling, general and administrative	6,278	7,571	26,221	27,136
Research and development	3,628	1,964	12,306	7,184
Total expenses	9,906	9,535	38,527	34,320

Operating income	3,181	8,040	21,223	32,219

Other income (expense):
Interest and other, net	1,324	1,779	6,251	5,527
Change in warrant valuation	—	155	11	2,270
Total other income (expense)	1,324	1,934	6,262	7,797

Income before provision for income taxes	4,505	9,974	27,485	40,016
Provision for income taxes	1,716	4,184	10,007	15,406

Net income	$2,789	$5,790	$17,478	$24,610

Income per share - Basic	$0.31	$0.63	$1.92	$2.70
Income per share - Diluted	$0.30	$0.60	$1.87	$2.38

Weighted average shares - Basic	8,943	9,136	9,114	9,117
Weighted average shares - Diluted	9,147	9,380	9,347	9,368

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2008	March 31, 2007
Assets
Current assets:
Cash and investments	$125,424	$135,938
Accounts receivable, net	27,583	23,366
Inventories	40,107	20,140
Other current assets	12,506	15,658
Total current assets	205,620	195,102

Non-current assets:
Building, equipment and leasehold improvements, net	22,201	23,054
Other assets	7,713	3,569
Total assets	$235,534	$221,725

Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$12,660	$8,117
Warrant liability	—	634
Customer deposits	6,547	11,554
Deferred revenue	23,120	4,321
Other current liabilities	13,837	14,791
Total current liabilities	56,164	39,417

Non-current liabilities:
Lease financing liability	9,540	10,379
Other non-current liabilities	3,758	4,231
Total liabilities	69,462	54,027

Total stockholders’ equity	166,072	167,698
Total liabilities and stockholders’ equity	$235,534	$221,725

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AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the fiscal year ended
	March 31, 2008	March 31, 2007
Cash flows from operating activities:
Net income	$17,478	$24,610
Adjustments to reconcile net income to net cash (provided by) operating activities:
Depreciation and amortization	4,123	2,425
Provision for contracts, inventory, and accounts receivable reserves	380	(203)
Writedown of note receivable	1,608	—
Change in fair value of warrants issued	(11)	(2,270)
Amortization of bond discount	(2,278)	(1,666)
Stock compensation expense	5,314	8,687
Deferred income taxes	(2,751)	72

Changes in assets and liabilities:
Accounts receivable	(4,236)	2,621
Unbilled costs and fees	(273)	(1,748)
Inventories	(20,328)	(3,206)
Prepaid expenses and other assets	587	1,878
Accounts payable	4,543	1,458
Deferred revenue	18,326	4,591
Customer deposits	(5,007)	5,451
Accrued expenses and other current liabilities	(136)	2,154
Total adjustments	(139)	20,244
Net cash provided by operating activities	17,339	44,854

Cash flows from investing activities:
Proceeds from short-term investments	159,725	109,345
Purchases of short-term investments	(163,971)	(130,600)
Issuance of note receivable	(608)	(1,000)
Purchases of property and equipment	(3,270)	(4,733)
Net cash used by investing activities	(8,124)	(26,988)

Cash flows from financing activities:
Increase (decrease) in restricted cash	278	(2,703)
Proceeds from financing of leasehold improvement	417	2,253
Repurchase of shares	(25,168)	—
Repayment of lease financing	(1,335)	(804)
Proceeds from exercise of warrants	509	834
Payment of dividend	(5,516)	—
Proceeds from exercise of stock options	3,029	989
Reduction of income taxes paid due to the tax benefit from employee stock option expense	1,350	544
Cash provided by (used for) financing activities	(26,436)	1,113
Foreign currency effect on cash	(11)	16
Net increase (decrease) in cash and cash equivalents	(17,232)	18,995
Cash and cash equivalents at beginning of year	69,650	50,655
Cash and cash equivalents at end of year	$52,418	$69,650